Amended 12/23/08

EXECUTIVE OFFICER

ANNUAL INCENTIVE BONUS PLAN

1.            Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

            1.1           Base Salary - the base salary for each Participant as set forth in Schedule A.

1.2           Compensation Committee - the Management Organization and Compensation Committee of the Board of Directors of Graco Inc.; it is intended that the Compensation Committee will satisfy the requirements of Section 162(m) of the Code by being comprised of two or more “outside directors.”

1.3           Code - the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

1.4           Company - Graco Inc., a Minnesota corporation, and any of its affiliates that adopt the Plan.

1.5           Eligible Employee - the chief executive officer and any executive officer of the Company designated by the Compensation Committee.

1.6           Participant - an Eligible Employee designated by the Compensation Committee, at any time ending on or before the 90th day of each Performance Period, as subject to the Plan.

1.7	Performance Period - the Company’s fiscal year.

1.8	Plan - this Executive Officer Annual Incentive Bonus Plan.

1.9	Minimum Bonus Percentage – the minimum potential bonus payout expressed as a percentage of the Participant’s Base Salary as identified in Schedule B.

1.10	Target Bonus Percentage – the target potential bonus payout expressed as a percentage of the Participant’s Base Salary as identified in Schedule B.

1.11	Maximum Bonus Percentage – the maximum potential bonus payout expressed as a percentage of the Participant’s Base Salary as identified in Schedule B.

1.12        Company Performance Target(s) - the financial growth target(s) established by the Compensation Committee for a Performance Period and reflected in the percentages identified in Schedule C for each of minimum, target and maximum performance targets. The Company Performance Target(s) shall be directly tied to one or more of the following financial measures: consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes, cash flow, return on equity, return on assets, or earnings per share (hereinafter “Financial Measure(s)”) for the applicable Performance Period, all as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements, and subject to other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable Performance Period. Any Financial Measure may be stated in absolute terms or as compared to another company or companies. Such Financial Measures shall constitute the sole bases upon which the Company Performance Targets shall be based.

1.13       Retirement – when a Participant’s employment is terminated and the Participant has, as of the date of termination, reached the age of 55 or more and has at least ten years of service with the Company, or has reached at least age 65.

2.	Administration.

 2.1        Determinations must be made prior to each Performance Period - At any time ending on or before the 90th day of each Performance Period, the Compensation Committee shall:

(a)       designate the Participants in the Plan for that Performance Period;

(b)       indicate the Base Salary of each Participant for the Performance Period by amending Schedule A in writing;

(c)       establish Targeted Bonus Percentages for the Performance Period by amending Schedule B in writing;

(d)       establish Company Performance Target(s) for the Performance Period by amending Schedule C in writing.

 2.2       Certification - Following the close of each Performance Period and prior to payment of any bonus under the Plan, the Compensation Committee must certify in writing that the Company Performance Target(s) and any other material terms were in fact satisfied.

 2.3       Shareholder Approval - The material terms of the Plan shall be disclosed to and approved by shareholders of the Company in accordance with Section 162(m) of the Code. No bonus shall be paid under the Plan unless such shareholder approval has been obtained.

3.	Bonus Payment

3.1       Maximum - Each Participant shall receive a bonus payment for each Performance Period calculated in accordance with the formula set forth in subparagraph 3.2 and in an amount not greater than the Participant’s Maximum Bonus Percentage multiplied by the Participant’s Base Salary.

3.2       Formula - Subject to other provisions of this Plan, each Participant shall receive a bonus payment for each Performance Period calculated as follows:

(a)       Each of the Company Performance Targets shall be assigned a weight expressed as a percent of the Participant’s Maximum Bonus Percentage.

(b)       At the conclusion of each Performance Period, the percent of the Participant’s Maximum Bonus Percentage achieved for each applicable Financial Measure shall be calculated.

(c)       The percentages achieved by performing the calculation described in subparagraph 3.2(b) shall be added together and this sum shall be multiplied by the Participant’s Maximum Bonus Percentage.

(d)       The amount obtained by performing the calculation described in subparagraph 3.2(c) shall be multiplied by the Participant’s Base Salary.

            3.3     Limitations

               (a)       No payment if Company Performance Targets not achieved - In no event shall any Participant receive a bonus payment hereunder if the Company Performance Targets and all other factors on which the bonus payment is based are not achieved during the Performance Period.

(b)       No payment in excess of preestablished amount - No Participant shall receive a payment under the Plan for any Performance Period in excess of Two Million ($2,000,000).

(c)       Pro-ration or elimination of Bonus payment - Participation in the Plan ceases with resignation, termination, Retirement, death or long-term disability. A Participant who resigns or is terminated effective during the Performance Period is ineligible for a bonus payment. A Participant who Retires, dies or becomes eligible for long-term disability benefits under the Company’s long-term disability benefit plan during the Performance Period will be paid a bonus based on a calculation performed in accordance with the provisions of subparagraph 3.2.

4.        Time and Form of Payments; Taxability - Subject to any deferred compensation election pursuant to any such plans of the Company, a bonus payment shall be made to the Participant in one payment in the following year as soon as determined by the Compensation Committee after it has certified that the Company Performance Target(s) and all other factors upon which the bonus payment for the Participant is based have been achieved.

4.1         Nontransferability - Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under the Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

4.2         Tax Withholding - In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

5.        Amendment and Termination - The Compensation Committee may amend the Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by the Plan and may likewise terminate or curtail the benefits of the Plan, both with regard to persons expecting to receive benefits hereunder in the future and persons with outstanding awards to receive bonus payments at the time of such action, provided that no amendment to the Plan shall be effective which would increase the maximum amount payable to a Participant under paragraph 3.3(b), which would change the Financial Measures upon which Company Performance Targets must be based as set forth in subparagraph 1.10 of this Plan or which would modify the requirements for eligibility under subparagraph 1.5, unless the shareholders of the Company shall have approved such change in accordance with the requirements of Section 162(m).

6.        Miscellaneous

               6.1      Effective Date - January 1, 2008

6.2      Term of the Plan - Unless the Plan shall have been discontinued or terminated, the Plan shall terminate on December 31, 2012. No bonus shall be granted after the termination of the Plan; provided, however, that a payment with respect to a Performance Period which begins before such termination may be made thereafter. In addition, the authority of the Compensation Committee to amend the Plan shall extend beyond the termination of the Plan.

6.3      Headings - Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

6.4      Applicability to Successors - The Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

6.5      Employment Rights and Other Benefit Programs - The provisions of the Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, the Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, the Participant’s employment at any time. The Plan shall not replace any contract of employment, whether oral or written, between the Company and any Participant, but shall be considered a supplement thereto. The Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. Receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such other plan or program may specify.

6.6      No Trust or Fund Created - The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

6.7      Governing Law - The validity, construction and effect of the Plan or any bonus payable under the Plan shall be determined in accordance with the laws of the State of Minnesota.

6.8      Severability - If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

6.9      Qualified Performance-Based Compensation - All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder as qualified performance-based compensation within the meaning of Section 162(m) of the Code.

SCHEDULE A

BASE SALARY FOR PERFORMANCE PERIOD

BEGINNING _____________ AND ENDING _______________

Name	Base Salary
Actual paid salary for the calendar year that most closely coincides with the Performance Period

SCHEDULE B

BONUS PERCENTAGE FOR PERFORMANCE PERIOD

BEGINNING _________________ AND ENDING ______________

Name	Minimum Bonus Percentage as a Percentage of Base Salary	Target Bonus Percentage as a Percentage of Base Salary	Maximum Bonus Percentage as a Percentage of Base Salary

SCHEDULE C

COMPANY PERFORMANCE TARGETS

FOR PERFORMANCE PERIOD

BEGINNING ________________ AND ENDING _______________

Financial Measure(s)	Company Performance Target(s) Weight	Minimum Company Performance Target(s)	Target Company Performance Target(s)	Maximum Company Performance Target(s)
	_________%	$ _________	$ ________	$ _________
	_________%	$ _________	$ ________	$ _________